Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

July 2016 Performance Update

Equinox Frontier Funds Supplement Dated July 31, 2016 to Prospectus Dated April 29, 2016.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	July 31, 2016 MTD	July 31, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	1.74%	3.98%	$120.11
Equinox Frontier Long/Short Commodity Fund-1a	-4.16%	-5.99%	$89.08
Equinox Frontier Masters Fund-1	3.57%	9.97%	$124.12

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of July 31, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$119,566.96
Unrealized trading gain (loss)	23,337.63
Less: Commissions	(663.78)
Less: Trading Fee paid to Managing Owner	(13,184.50)
Interest income	1,866.79

Total Income	130,923.10
EXPENSES
Broker service fees	11,125.35
Incentive fees	17.54
Management fees	2,157.86

Total Expenses	13,300.75

Net Income (Loss)	$117,622.35

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	60,190.61666	$7,106,345.68	$118.06
Current month additions	12.37533	1,461.54
Current month redemptions	(2,891.00796)	(341,431.11)
Net income (loss) for current month		117,622.35	2.05

Net asset value, end of current month	57,311.98403	$6,883,998.47	$120.11

Monthly rate of return			1.74%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(6,054.82)
Unrealized trading gain (loss)	(108,112.85)
Less: Commissions	13.04
Less: Trading Fee paid to Managing Owner	(5,733.98)
Interest income	(1,321.48)

Total Income	(121,210.09)
EXPENSES
Broker service fees	4,838.45
Incentive fees	0.00
Management fees	722.39

Total Expenses	5,560.84

Net Income (Loss)	$(126,770.93)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	34,101.00664	$3,169,799.98	$92.95
Current month additions	0.00000	0.00
Current month redemptions	(1,754.74099)	(161,555.72)
Net income (loss) for current month		(126,770.93)	(3.87)

Net asset value, end of current month	32,346.26565	$2,881,473.33	$89.08

Monthly rate of return			-4.16%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$255,532.41
Unrealized trading gain (loss)	25,887.98
Less: Commissions	(1,649.86)
Less: Trading Fee paid to Managing Owner	(12,285.55)
Interest income	2,357.76

Total Income	269,842.74
EXPENSES
Broker service fees	10,365.30
Incentive fees	21,120.19
Management fees	9,184.81

Total Expenses	40,670.30

Net Income (Loss)	$229,172.44

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	54,842.03895	$6,572,666.13	$119.85
Current month additions	10.19787	1,233.80
Current month redemptions	(3,121.16338)	(382,109.01)
Net income (loss) for current month		229,172.44	4.27

Net asset value, end of current month	51,731.07344	$6,420,963.36	$124.12

Monthly rate of return			3.57%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$965,627.21
Unrealized trading gain (loss)	234,337.43
Less: Commissions	(5,403.02)
Less: Trading Fee paid to Managing Owner	(108,369.64)
Interest income	15,244.36

Total Income	1,101,436.34
EXPENSES
Trading fees	0.00
Broker service fees	18,437.59
Incentive fees	0.01
Management fees	17,647.90

Total Expenses	36,085.50

Net Income (Loss)	$1,065,350.84

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	442,263.75682	$57,075,012.73	$129.05
Current month additions	3,826.61687	485,387.66
Current month redemptions	(4,457.89691)	(541,898.49)
Net income (loss) for current month		1,065,350.84	2.47

Net asset value, end of current month	441,632.47678	$58,08103,852.74	$131.52

Monthly rate of return			1.91%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(20,443.79)
Unrealized trading gain (loss)	(367,327.05)
Less: Commissions	44.19
Less: Trading Fee paid to Managing Owner	(12,814.59)
Interest income	(4,427.14)

Total Income	(404,968.38)
EXPENSES
Trading fees	0.00
Broker service fees	5,056.91
Incentive fees	0.00
Management fees	2,428.33

Total Expenses	7,485.24

Net Income (Loss)	$(412,453.62)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	97,047.18469	$10,916,779.90	$112.49
Current month additions	780.98110	82,434.62
Current month redemptions	(2,379.47413)	(241,180.12)
Net income (loss) for current month		(412,453.62)	(4.10)

Net asset value, end of current month	95,448.69166	$10,345,580.78	$108.39

Monthly rate of return			-3.65%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$792,695.35
Unrealized trading gain (loss)	88,945.04
Less: Commissions	(5,158.70)
Less: Trading Fee paid to Managing Owner	(38,441.60)
Interest income	7,386.15

Total Income	845,426.24
EXPENSES
Trading fees	0.00
Broker service fees	11,663.22
Incentive fees	65,996.44
Management fees	28,740.40

Total Expenses	106,400.06

Net Income (Loss)	$739,026.18

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	159,151.26946	$20,177,432.47	$126.78
Current month additions	1,414.17517	180,088.77
Current month redemptions	(3,875.22444)	(481,609.01)
Net income (loss) for current month		739,026.18	4.78

Net asset value, end of current month	156,690.22019	$20,614,938.41	$131.56

Monthly rate of return			3.77%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND